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                                                               Exhibit (7)(b)

                                     AGREEMENT

  THIS AGREEMENT entered into this day of ________, 19__ by and between The Franklin Life Insurance Company, an Illinois insurance corporation (the "Company'), Franklin Financial Services Corporation, a Delaware corporation, registered as a broker-dealer under the Securities Exchange Act of 1934 ("FFSC"), and, a licensed agent of the Company (the "Agent").

                                W I T N E S S E T H

     WHEREAS, Agent is engaged in the business of soliciting applications for insurance policies and annuity contracts issued by the Company pursuant to an agency contract between Agent and the Company; and

     WHEREAS, Agent desires to solicit applications for variable annuity contracts (the "Contracts") issued by the Company; and

     WHEREAS, the Contracts may be deemed to be securities under the Securities Exchange Act of 1934 (the "Act") and applicable state laws, and the sale of such securities may be deemed to be through an instrumentality of interstate commerce within the meaning of Section 15(a) of the Act; and

     WHEREAS, FFSC is a subsidiary of the Company and is registered as a broker-dealer under Section 15(b) of the Act and is a member of the National Association of Securities Dealers, Inc. ("NASD"); and

     WHEREAS, Agent has been, or expects shortly to be, duly qualified to act as a registered representative of FFSC under the provisions of the Act and applicable of NASD and has agreed to accept the supervision and control of FFSC and the designated supervisor of FFSC in connection with the offering and sale of the Contracts; and

     WHEREAS, the parties hereto desire to set forth the duties, authority and responsibility of each of the parties in connection with the sale of the Contracts,


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     NOW, THEREFORE, IT IS MUTUALLY AGREED AS FOLLOWS:

     1. FFSC agrees to adequately supervise the securities activities of Agent with respect to the offer and sale of Contracts and agrees to establish, from tine to time, such rules, procedures and standards as may be necessary to insure compliance with the applicable rules of NASD and federal or state securities laws and regulations relating to the offer and sale of the Contracts.

     2. Agent agrees to comply with such rules and regulations as NASD, the Securities and Exchange Commission or FFSC may establish from time to time relating to sale and distribution of the Contracts, to observe all applicable federal and state laws relating to the Contracts and to submit to such supervision regarding sales of the Contracts as may be necessary to insure compliance herewith. in addition to such other rules as may be established by FFSC from time to time, Agent shall adhere to high standards of commercial honor and just and equitable principles of trade in all respects in the sale of the Contracts; shall not utilize advertising media with regard to the Contracts; and shall not utilize printed materials other than those supplied by the Company and approved by FFSC.

     3. The Company agrees that Agent shall have the authority to solicit applications for the Contracts so long as (a) neither this Agreement nor his agency contract as modified hereby has been terminated; (b) he continues to be qualified as a registered representative of PFSC pursuant to rules under the Act and NASD rules; (c) he is authorized to solicit applications for the Contracts under the laws of the state in which the Contracts will be offered; (d) he continues to conform with the rules, procedures, standards and other directions of FFSC and of his other supervisors; and (e) all such solicitations are accompanied by a current prospectus for the Contracts conforming to the requirements of the Securities Act of 1933.

     4.   The parties agree that:

     (a) Except to the extent modified hereby, the agency contracts of the Agent shall continue in full force and effect according to its terms.

     (b) All purchase payments made on the contracts will be the property of and will be promptly paid to the Company. All commissions payable on sales of the Contracts


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          shall be paid by the Company to the Agent under the existing agency contract and procedures and nothing contained herein shall create any right, title or interest in FFSC to such commissions nor any responsibility on the part of FFSC for payment of such commissions.

     (c) Agent's authority to solicit applications for (and any other activity relating to) the Contracts shall immediately cease upon written or oral advice to Agent by FFSC or the Company notwithstanding anything to the contrary in the agency contract of the Agent; provided, however, withdrawal of such authority shall not, of itself, affect the authority of Agent to solicit applications for other annuity contracts or insurance policies under his agency contract.

     (d) In supervising the securities activities of Agents, FFSC is an independent contractor and is not under the control of the Company. The Company shall have the right to rely upon the advice of FFSC in all matters relating to such supervision and to the qualification of the Agent to engage in such activities. Any decision relating to such supervision or qualification by FFSC shall be final and binding on the parties hereto.

     5. This Agreement may not be assigned by any party except by mutual consent of all parties and shall continue for a period of one year and from year to year thereafter unless sooner terminated by any party upon no less than three days' written notice, except that in the event FFSC shall cease to be a registered broker-dealer under the Act, or the Agent is no longer authorized to solicit applications for the Contracts under the terms and conditions hereof, this Agreement shall immediately terminate.


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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                   THE FRANKLIN LIFE INSURANCE COMPANY
ATTEST:


                                   By:
----------------------------           -----------------------------------
          Secretary                                  President



                                   FRANKLIN FINANCIAL SERVICES
                                        CORPORATION

ATTEST:

                                   By:
----------------------------           -----------------------------------
          Secretary                                  President


                                             ---------------------------
                                                       Agent


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